Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

CONTACTS:

Cheniere Energy, Inc.

Investor Relations and Communications

713-375-5100

Cheniere Energy and Gaz de France Enter into LNG Supply and

Purchase Agreements

Transatlantic Option Agreements and 2008 LNG Sales & Purchase Agreement

Establish Framework for Next Generation of Atlantic Basin LNG Trade

Barcelona, Spain – LNG 15 Conference – Booth 2.202 – April 26, 2007—Cheniere Energy, Inc. (AMEX:LNG) announced today that its wholly-owned subsidiary Cheniere Marketing Inc. (Cheniere Marketing) and Gaz de France International Trading S.A.S. (GDF Trading), a wholly-owned subsidiary of Gaz de France (Euronext Paris: GAZ), have entered into a pair of Transatlantic Option Agreements to establish a framework of sales and purchases of LNG into the European and North American markets. In addition, Cheniere Marketing and GDF Trading entered into an LNG Sales & Purchase Agreement for Cheniere Marketing to purchase 7 cargoes from GDF Trading during 2008.

Charif Souki, Cheniere’s Chairman and CEO said, “The increasing connectivity between the European and North American gas markets will require new business models and creative agreements. Gaz de France’s position in Western Europe complements Cheniere’s position in the Gulf of Mexico to provide both companies increased flexibility and access to premium markets. We are delighted by this important strategic step and look forward to continuing to develop a strong relationship with Gaz de France.”

Jean-Marie Dauger, Gaz de France’s Chief Operating Officer said, “As the largest European LNG operator, Gaz de France is consolidating its access to the Gulf of Mexico thanks to these agreements. The Group is now present in all the major LNG markets and its fleet – which includes the two largest LNG carriers in the world – enables it to proceed with arbitrages on the final destination of its cargoes. This operation is all the more promising as Cheniere is substantially developing its regasification capacity, thereby offering even better access to the American market.”

The Transatlantic Option Agreements give Cheniere Marketing the option to sell LNG at agreed upon NBP index-based prices to GDF Trading, and GDF Trading the option to sell LNG at agreed NYMEX index-based prices to Cheniere Marketing. Cheniere Marketing and GDF Trading will be entitled to sell one cargo per month to the other party on an ex-ship basis at the at the Isle of Grain LNG terminal, located in the U.K., and the Cheniere Sabine Pass LNG terminal located in the US Gulf of Mexico, respectively. The agreements have a term of 15 years commencing on the later of 1) the commercial start-up of the Cheniere Sabine Pass LNG receiving terminal, which is planned for second quarter of 2008, or 2) the first expansion of the Isle of Grain LNG receiving terminal which is planned for the fourth quarter of 2008.

Under the 2008 LNG Sales & Purchase Agreement, GDF Trading will sell up to 7 cargoes to Cheniere Marketing at agreed NYMEX index-based prices on an ex-ship basis. Cheniere Marketing has granted GDF Trading the right to cancel delivery of certain cargoes subject to the payment of a cancellation fee.

The companies have also entered into a Master Ex-ship LNG Sales Agreement that sets forth the terms and conditions of the Transatlantic Option and the LNG Sales & Purchase agreements. The transactions remain subject to approval by each company’s board of directors.

The Gaz de France Group is a major energy player in Europe with over 53,000 employees. As Europe’s No.1 distributor of natural gas, the Group holds a portfolio of 13.9 million clients, the largest high-pressure natural gas pipeline network in Europe, has one of Europe’s most diversified supply portfolios and the second-largest natural gas storage capacity in Europe, and is one of the world’s top 5 players in LNG.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. The three terminals will have an aggregate send-out capacity of 9.9 billion cubic feet per day. Cheniere is pursuing related LNG business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its website www.cheniere.com.

For more detailed information on these agreements, please refer to Cheniere Energy, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding the Cheniere entities’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of the Cheniere entities’ LNG receiving terminal business. Although the Cheniere entities believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Cheniere entities’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere entities’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Cheniere entities do not assume a duty to update these forward-looking statements.